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EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Brookline Bankcorp, Inc.

        We consent to the incorporation by reference in the registration statement on Form S-4 to be filed by Brookline Bancorp, Inc. of our report dated January 24, 2003 (except for note 10 as to which the date is February 21, 2003), with respect to the consolidated statement of financial condition of Brookline Bancorp, Inc. as of December 31, 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2002, which report appears in the December 31, 2003 Annual Report on Form 10-K of Brookline Bancorp, Inc.

Boston, Massachusetts
October 8, 2004

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  EXHIBIT 23.4